UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Semtech Corporation

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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Semtech Corporation

200 Flynn Road

Camarillo, California 93012-8790

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held June 16, 2005

To our Stockholders:

Notice is hereby given that the Annual Meeting of Stockholders of Semtech Corporation will be held at the Hyatt Westlake Plaza, 880 S. Westlake Boulevard, Westlake Village, California 91361 (Westlake Village Boulevard exit off the 101 Freeway) on Thursday, June 16, 2005 at 1:00 p.m., Pacific Daylight Savings time, for the following purposes:

1.	To elect eight Directors to hold office until the next annual meeting or until their successors are duly elected and qualified.

2.	To ratify and approve the appointment of Ernst & Young LLP as the independent registered public accountant for the Company.

3.	To transact any other business which may properly come before the Meeting or any adjournment or postponements thereof.

The record date for the determination of the stockholders entitled to notice of and to vote at the Annual Meeting was the close of business on April 22, 2005. Holders of a majority of the outstanding stock must be present in person or by proxy in order for the meeting to be held.

IT IS IMPORTANT THAT YOUR STOCK BE REPRESENTED AT THE MEETING. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, YOU ARE URGED TO COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE ENCLOSED PROXY WHICH MAY BE REVOKED AT ANY TIME PRIOR TO ITS USE. A return envelope is enclosed for your convenience.

This Proxy Statement, proxy and the Company’s Annual Report to Stockholders are being mailed on or about May 13, 2005.

By Order of the Board of Directors

Suzanna Fabos Secretary

May 10, 2005

Camarillo, California

SEMTECH CORPORATION

ANNUAL MEETING OF STOCKHOLDERS

June 16, 2005

PROXY STATEMENT

The Board of Directors (“Board”) of Semtech Corporation (the “Company”), 200 Flynn Road, Camarillo, California, 93012-8790, furnishes this Proxy Statement in connection with its solicitation of proxies to be voted at the Annual Meeting of Stockholders to be held at the Hyatt Westlake Plaza, 880 S. Westlake Boulevard, Westlake Village, California 91361 (101 Freeway, exit Westlake Boulevard) on Thursday, June 16, 2005 at 1:00 p.m., Pacific Daylight Savings Time, or at any adjournments or postponements thereof. The Company is paying the cost of this solicitation of proxies. The mailing of proxy materials will commence on or about May 13, 2005.

Here is some important information regarding the Annual Meeting and this Proxy Statement:

What am I voting on?

(1)	To elect eight directors to hold office until the next Annual Meeting or until their successors are duly elected and qualified. The nominees are:

Mr. John D. Poe	Mr. Jason L. Carlson

Mr. Rockell N. Hankin	Mr. James T. Lindstrom

Mr. Glen M. Antle	Gen. John L. Piotrowski USAF (Ret.)

Mr. James P. Burra	Mr. James T. Schraith

(2)	To ratify the appointment of Ernst & Young LLP as the independent registered public accountant for the Company.

Who is entitled to vote?

Stockholders as of the close of business on April 22, 2005 (the “Record Date”) are entitled to vote and are entitled to attend the Annual Meeting. Each stockholder is entitled to one vote for each share of common stock held on the Record Date. Stockholders do not have the right to cumulate votes.

How do I vote?

Indicate your voting preferences on the proxy, sign and date it, and return it in the prepaid envelope. If you return your signed proxy but do not indicate your voting preferences, we will vote FOR the two proposals on your behalf. You have the right to revoke your proxy any time before the meeting by (1) notifying the Company’s Secretary, or (2) returning a later-dated proxy. You may also revoke your proxy by voting in person at the meeting.

What does it mean if I get more than one proxy card?

It means you hold shares registered in more than one account. You must return all proxies to ensure that all your shares are voted.

Who will count the vote?

Mellon Investor Services will tabulate the votes and act as inspector of election.

What constitutes a quorum?

A majority of the outstanding shares present or represented by proxy constitutes a quorum for the Annual Meeting. As of the Record Date, 73,844,281 shares of Semtech Corporation common stock were issued and outstanding. Proxies submitted by brokers that do not indicate a vote for some of the proposals because the holders do not have discretionary voting authority and have not received instructions from the beneficial owners on how to vote on those proposals are called “broker non-votes.” Abstentions and “broker non-votes” are each included in the determination of shares present and voting, with each tabulated separately. Abstentions are counted in tabulations of votes cast on proposals presented to the stockholders, whereas broker non-votes are not counted for purposes of determining whether a proposal has been approved.

How many votes are needed for approval of each item?

Directors will be elected by a plurality of the votes cast in person or by proxy at the Annual Meeting, meaning the eight nominees receiving the most votes will be elected directors. A stockholder may not cumulate his or her votes for individual directors. The selection of our independent registered public accountant will be ratified if a majority of the votes present in person or by proxy are voted in favor of the proposal.

What percentages of stock do the directors and officers own?

Together, they own approximately 8.8% of Semtech common stock as of April 8, 2005. See the section titled “Beneficial Ownership of Securities.”

Who are the largest principal shareholders?

The chart in the section titled “Beneficial Ownership of Securities” sets forth each owner of greater than 5% of the Company’s common stock.

How do I receive additional copies of these proxy materials or obtain a copy of the Company’s Bylaws?

Any stockholder desiring additional proxy materials or a copy of the Company’s Bylaws should contact Suzanna Fabos, Secretary, Semtech Corporation at (805) 498-2111 or 200 Flynn Road, Camarillo, California 93012-8790.

What are the Board’s recommendations?

The Board recommends a vote:

•	for the election of each of the nominated directors; and,

•	for ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accountant for fiscal year 2006.

General information about us can be found on our website at www.semtech.com. The information on our website is for information only and should not be relied on for investment purposes. The information on or website is not incorporated by reference into this Proxy Statement and should not be considered part of this or any other report filed with the Securities and Exchange Commission (“SEC”).

We make available free of charge, either by direct access on our website or a link to the SEC website, our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, as soon as reasonably practicable after such reports are electronically filed with, or furnished to, the SEC. Our reports filed with, or furnished to, the SEC are also available directly at the SEC’s website at www.sec.gov.

We undertake to provide upon written request and without charge a copy of the Company’s annual report on Form 10-K for the fiscal year ended January 30, 2005, including financial statements and financial statement schedules, to any person whose proxy is solicited by this statement. Written requests should be directed to Suzanna Fabos, Secretary, 200 Flynn Road, Camarillo, California 93012-8790.

The information under the captions “Report of the Compensation Committee,” “Report of the Audit Committee,” and “Performance Graph” and in Appendix B is not “soliciting material,” is not deemed “filed” with the SEC, and is not incorporated by reference in any filing of the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934 whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

ELECTION OF DIRECTORS

(Proposal Number 1)

Eight directors are to be elected at the Meeting, each to serve until the following annual meeting or until a successor is elected and qualified. All of the nominees were elected to their present terms of office by the stockholders, have consented to be named, and have indicated their intent to serve if elected. Unless a proxy directs otherwise, it is intended that the proxies solicited by management will be voted for the election of the nominees listed in the following table. If any nominee should refuse or be unable to serve, the proxyholders will vote the shares for such other person, if any, as shall be designated by the Board of Directors.

THE BOARD RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES LISTED BELOW

NOMINEES FOR DIRECTORS

Name, Age as of June 16, 2005, and Positions	Principal Occupation, Business Experience, and Directorships
John D. Poe Age 53 Director since 1985 Chairman of the Board	Chairman of the Board of Directors of the Company since March 1998, Chief Executive Officer of the Company from October 1985 to October 2003. Served as President of the Company from October 1985 until November 2002. Owner of Kirschbaum LLC, a private farming company.

Rockell N. Hankin Age 58 Director since 1988 Vice Chairman of the Board Audit Committee Chair	Vice Chairman of the Board of Directors since March 1998. Principal, Hankin & Co., a diversified business advisory firm, since June 1986. Director of Sparta, Inc. and a number of private companies. Previously Chairman of the Board of House of Fabrics and a Director of Quidel, Inc., Nichols Institute, DDL Electronics, NQLI, and a number of private companies.

Glen M. Antle Age 66 Director since 2002 Compensation Committee Nominating Committee Chair	Chairman of the Board of Directors of Quickturn Design Systems, Inc., an electronic design automation company, from June 1993 to June 1999. Co-founded ECAD, Inc., now Cadence Design Systems, Inc., and served as Chairman of the Board of Directors 1982-1989. Director of Trident Microsystems, Inc., a company that designs, develops and markets integrated circuits. Director of several private electronics companies.

James P. Burra Age 62 Director since 1991 Audit Committee	Chief Executive Officer of the Endural Division of Hoover Materials Handling Group, Inc. and its predecessor W. D. Adam Co., Inc., a manufacturer of a proprietary line of vacuum formed, high density polyethylene containers, since June 1989. Director of Hoover Group, Inc., the parent of Endural. Director of Earl Scheib, Inc., an operator of retail automobile paint and body shops. Chairman of Phi Delta Theta Educational Foundation. Former Director of American Microwave Technology, Inc.

Jason L. Carlson Age 43 Director since 2003	Joined Semtech in November 2002 as President and Chief Operating Officer; elected Chief Executive Officer in October 2003. Employed by Cirrus Logic, Inc. as Vice President & General Manager for the Crystal Product Division (2001-2002) and the Consumer Products & Data Acquisition Division (1999-2001). Formerly President and Chief Operating Officer of Audiologic, Inc. and co-founder of Resound Corporation. Sole Director of our wholly-owned subsidiaries Semtech Limited, Semtech Corpus Christi Corporation, Semtech New York Corporation and Semtech San Diego Corporation. President of Semtech Corpus Christi Corporation and Semtech New York Corporation.

James T. Lindstrom Age 59 Director since 2002 Audit Committee Nominating Committee	From August 2002 through August 2004, Chief Financial Officer of AmmoCore Technology, Inc., a provider of design implementation solutions for the rapid delivery of complex deep sub-micron system ICs. From May 2001 to August 2002, Vice President, Finance and Administration and Chief Financial Officer of Silicon Perspective Corp., which merged with Cadence Design Systems, one of the largest suppliers of electronic design technologies methodology services and design services. From October 1999 to May 2001, Vice President, Chief Operating Officer of Lexra, Inc., a supplier of microprocessor cores designed for the embedded system-on-a-chip market. Director of Lexra, Inc. since 1999. More than 25 years of financial management experience in the EDA and fabless semiconductor industry.

John L. Piotrowski USAF (Ret.) Age 71 Director since 2002 Compensation Committee Nominating Committee	Consultant on National Security Programs to aerospace corporations, Senior Advisor to aerospace corporations, the Air Force Research Lab, Joint National Integration Facility (JNIC), the Ground Based Midcourse Ballistic Missile Defense Program Manager, and Missile Defense Agency. Vice President of Science Applications International Corporation (SAIC) from 1995 through January 2000, then consulting employee of SAIC until retirement in February 2004. Member of the Defense Science Board 1992 to 1995. Previously served as a consultant and advisor for Lawrence Livermore National Lab and Los Alamos National Lab. Retired from the USAF in 1990. While with the USAF, served as Commander-in-Chief (CINC) North American Aerospace Defense (NORAD) Command reporting to the President and Canadian Prime Minister (1987-1990). During the same period served as CINC US Space Command. Also served as Vice Chief of Staff United States Air Force (1985-1987). Director of Sparta, Inc. and the Space Foundation.

James T. Schraith Age 47 Director since 1995 Compensation Committee Chair	Private investor and consultant to technology companies since 2002. From 2000 to 2001, Chairman and CEO of Snap Appliances, Inc., a wholly-owned subsidiary of Quantum Corporation. Executive Vice President of Worldwide Sales & Corporate Marketing at Quantum Corporation from 1999 to 2000. President and CEO of ShareWave, Inc., a developer of wireless networking products from February 1998 to September 1999. Vice President and General Manager of the North America division of Compaq Computer from 1996 to 1998. Employed by AST Research, Inc. from 1987 to 1995, most recently as President and COO. Director of eCullet, Inc., JiWire, Inc., Sierra Logic, Inc., Scope iT and VisualCalc. Inc. Former director of SONICblue, PurchasePro, Diamond Multimedia and several other public and private technology companies.

INFORMATION ABOUT THE BOARD OF DIRECTORS

Independence

The Board is comprised of a majority of independent Directors. The Board has determined that Directors Antle, Burra, Hankin, Lindstrom, Piotrowski and Schraith are independent under the Marketplace Rules of The NASDAQ Stock Market, Inc. (“NASDAQ”), as well as in the assessment of the Board. Directors Poe and Carlson are or were recently employed by the Company and thus do not meet the independence standards.

Code of Conduct

The Board has adopted a written Code of Conduct that applies to the Directors and everyone in the Company, including the Chief Executive Officer and Chief Financial Officer. The Code of Conduct is the Company’s written code of ethics under NASDAQ and SEC rules and was filed with the SEC as Exhibit 14 to the Company’s Form 10-K for fiscal year 2004.

Time Commitment Guidelines

Directors are expected to devote sufficient time to the Board and its committees to carry out their duties and responsibilities effectively. It is expected that each Director will be available to attend all meetings of the Board and any committees on which the Director serves, as well as the Company’s annual meeting of shareholders.

The Board believes that service on the boards of other companies, and of civic and charitable organizations, enhances the experience and perspective of Directors. However, Directors are encouraged to limit the number of other boards on which they serve, in order to avoid the possibility of time or business conflicts and to maximize their participation and effectiveness on the Board.

Directors are expected to advise the Company in advance of accepting an invitation to serve on the board of another public company or any assignment to the audit committee or compensation committee of the board of any public company.

To ensure that all members of the Board have sufficient time to devote proper attention to their responsibilities to the Company, Directors are subject to the following limitations unless the Board determines that simultaneous service on additional boards would not impair the Director’s ability to serve effectively on the Company’s Board:

•	Directors who are executive officers of the Company may serve on the boards of no more than two other public or private companies with the approval of the Board

•	Directors who are chief executive officers or senior executives of public corporations or large non-profit entities may serve on the Boards of no more than three other public companies

•	All other Directors may serve on the boards of no more than four other public companies

The Nominating Committee will take into account the nature and time involved in serving on other boards when assessing director candidates.

Meetings

During the Company’s last fiscal year, the Board of Directors held five regularly scheduled meetings and two special meetings. During such fiscal year, each of the incumbent Directors, except Director Piotrowski, attended 75% or more of the sum of the number of such meetings plus the number of meetings of the committees of which such person was a member. Director Piotrowski attended 69% of Board and applicable committee meetings. He attended 100% of the regularly scheduled Board and committee meetings. The average attendance by directors was 90%. During fiscal year 2005, the Board of Directors also conducted some business by resolution without meeting, as provided in the Company’s Bylaws. The Board is scheduled to meet on a regular basis during the ensuing year and the independent directors are scheduled to meet quarterly in executive sessions to be held following regularly scheduled Board meetings.

Attendance at Annual Meeting

All of the nominees for Director at the Annual Meeting of Stockholders held in June 2004 attended the meeting. The following policy has been adopted by the Board: The Company considers attendance at the Annual Meeting of Stockholders to be a fundamental duty of each Board member, as it provides an opportunity for shareholders to communicate directly with the Directors about issues affecting the Company. Therefore, it is the Company’s policy that Board members attend the Annual Meeting of Stockholders unless health, family or other important personal matters prohibit such attendance.

Committees

The Board has a standing Compensation Committee, a standing Audit Committee, and a standing Nominating Committee. The Nominating Committee was changed from an ad hoc committee to a standing committee in August 2004.

Compensation Committee

The Compensation Committee, which met six times during fiscal year 2005, is comprised of Directors Antle, Piotrowski and Schraith. Director Schraith serves as chairman. The Board has determined that each member of the Compensation Committee is independent as defined by NASDAQ rules. The Compensation Committee determines the compensation of the Chief Executive Officer and all other executive officers, in accordance with NASDAQ rules. The Compensation Committee’s responsibilities are set forth in its charter, which has been established by the Board of Directors. A copy of the Compensation Committee’s charter is attached as Appendix A to this Proxy Statement.

Until committee responsibilities were realigned in the first quarter of fiscal year 2005, the Compensation Committee was also responsible for reviewing the qualifications of potential director candidates and performing related duties. These functions are now carried out by the Nominating Committee, as discussed below.

Audit Committee

The Audit Committee is comprised of Directors Hankin, Burra, and Lindstrom, with Director Hankin serving as chairman. The Board has determined that each member of the Audit Committee is independent as defined by NASDAQ and SEC rules. The Board has also determined that Directors Hankin, Burra, and Lindstrom are financially sophisticated as defined by NASDAQ rules and audit committee financial experts as defined by SEC rules.

The Audit Committee met eight times during fiscal year 2005. The Audit Committee’s responsibilities include appointing and overseeing the engagement of the Company’s independent registered public accounting firm; reviewing the scope and results of the audit conducted by the independent accountant; reviewing the Company’s significant accounting policies; reviewing the independent accountant’s assessment of the adequacy of the Company’s internal controls; and reviewing and approving the financial statements to be included in the Company’s Annual Report on Form 10-K. The Audit Committee meets periodically with the Company’s independent accountant without the presence of Company management. The Audit Committee has also been designated by the Board to serve as the Qualified Legal Compliance Committee, within the meaning of Section 205 of the SECs Standards of Professional Conduct for Attorneys. The current responsibilities of the Audit Committee are more fully described in its written charter, which was last revised by the Board in February 2005. The revised charter is included as Appendix B to this Proxy Statement. The Committee has also adopted a policy regarding pre-approval of services to be provided by the Company’s independent public accountant, which is described under the heading “Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services “ on page 21, and procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters, which are described under the heading “Contacting the Board of Directors” on page 9.

Nominating Committee

During the first quarter of fiscal year 2005, the Board realigned committee responsibilities and assigned nominating functions to an ad hoc Nominating Committee rather than to the Compensation Committee. The Board reassessed this matter in the third quarter of fiscal year 2005, determined that the Nominating Committee should be a standing committee, and adopted the Nominating Committee charter attached as Appendix C to this Proxy Statement. The Nominating Committee is comprised of Director Antle, who serves as chair, and Directors Lindstrom and Piotrowski. The first meeting of the Nominating Committee took place early in fiscal year 2006.

Board of Directors Compensation

Directors who are Company employees are not paid fees or additional compensation for attending Board or committee meetings. Chief Executive Officer Jason Carlson is currently the only employee on the Board. Set forth below is a summary of the current compensation arrangements for non-employee members of the Board (“Outside Directors”). These arrangements were in place throughout fiscal year 2005.

Stock Options in Lieu of Cash Retainer and Meeting Fees

In continuation of a policy established in 1998, the compensation program for our Outside Directors is equity based. The program we use was developed by an independent consulting firm and was established to align the interests of the Board with those of stockholders, to reduce the expense associated with director compensation and to attract and retain high quality directors.

On December 5, 2002, a stock option grant was made to each then Outside Director in lieu of a cash retainer and meeting fees for the period July 15, 2003 through July 15, 2008. The number of options was computed by multiplying the forgone cash compensation over the five-year period of service by four (multiplier), and then dividing that amount by the Company’s stock price on the date of grant, to compute the number of options to be granted. The multiplier was set to recognize the relative risk of taking stock options, compared to cash compensation. The annual cash compensation foregone was set at $30,000 for Vice Chairman Hankin and at $20,000 for each other Outside Director. Using this formula, Vice Chairman Hankin was granted 46,047 stock options and Directors Antle, Burra, Lindstrom, Piotrowski and Schraith were each granted 30,698 stock options.

The vesting period for these options began on July 15, 2003. Twenty percent of the options vest each year, but the annual vesting will not occur, and that portion of the award will be forfeited, if a Director does not attended three of the four most recent regularly scheduled meetings for that year, with certain exceptions. These options are governed by the terms of the Company’s Long Term Stock Incentive Plan (“Plan”) approved by the stockholders in June 1998 and on file with the SEC. Upon a change in control, as defined in the Plan, these options become fully vested and the Directors will have the right to exercise them immediately.

Director Poe’s status changed to that of an Outside Director in October 2003. In lieu of cash retainers and meeting fees for the period from October 6, 2003 through July 15, 2008, Director Poe was granted an option for 45,960 shares of the Company’s stock, based on the same formula used for the December 2002 grants to other Outside Directors, taking into account the period of service is less than five years. Taking into consideration the leadership role of the Chairman, the annual cash compensation foregone was set at $50,000. These options are subject to the same 20% vesting schedule and other terms and conditions as the options granted to the other Outside Directors for service through July 15, 2008.

Semi-annual Stock Option Grants

Each January 1 and July 1, each Outside Director also receives a stock option to purchase 5,000 shares of the Company’s common stock at the market price as of the date of grant. These options vest in four equal annual installments beginning on the first anniversary of the grant and are governed by the terms of the Plan. Upon a change in control, as defined in the Plan, these options become fully vested and the Directors will have the right to exercise them immediately.

Insurance

Outside Directors are covered by a travel accident policy maintained by the Company for officers and employees.

Reimbursement of Expenses

Outside Directors are reimbursed for expenses related to Board membership.

Arrangements with Chairman Poe

In addition to the compensation provided to Outside Directors generally, the following arrangements were made with Mr. Poe upon his termination of employment and change to Outside Director status in October 2003:

He is entitled to continue participation in Company-sponsored medical and dental plans on an individual or family basis, as he elects, until he reaches the age of sixty-five. The Company is not obligated to provide any insurance not available to Company employees generally and the allocation of premiums between the Company and Mr. Poe is calculated in the same manner as for Company employees generally. Mr. Poe pays his allocated portion of the premiums on an annual basis.

Should Mr. Poe leave the Board in good standing prior to the final vesting date for employee stock options awarded him prior to October 6, 2003, and if he so requests, the Company will employ him on a part time basis from the date he ceases to be a Director until September 21, 2007 on such terms and conditions as the Compensation Committee may then establish.

The Company continues to provide to Mr. Poe, without charge, a computer, cell phone and similar items for use on Company business. As with cell phones provided to employees, the Company permits personal use of the phone without reimbursement. The cost to the Company, if any, is negligible.

The Company also continues to pay premiums of about $229 per month for supplemental life insurance benefits for Mr. Poe.

New Directors

Any new Outside Director who joins the Board will receive an initial grant of an option to purchase 10,000 shares of the Company’s common stock, on such terms and conditions as may be specified at the time of the grant.

Indemnification

The Company indemnifies all Directors with respect to their service on the Board so that they will be free to carry out their responsibilities without undue concern about personal liability. Indemnification of Directors is required under the Company’s Bylaws and the Company has signed agreements with each Director contractually obligating it to provide this indemnification.

Director Orientation and Continuing Education

Each Director is expected to take steps reasonably necessary to enable the Director to function effectively on the Board and Committees on which the Director serves, including becoming and remaining well informed about the Company, the industry, and business and economic trends affecting the Company. Each Director is also expected to take steps reasonably necessary to keep informed on principles and practices of sound corporate governance.

In addition to presentations by Company executives regarding their various business units and functional areas, the Company periodically allocates Board meeting time to receive updates on corporate governance issues, including legal and regulatory changes and “best practices.” Each Director is highly encouraged to participate annually, at the Company’s expense, in an accredited director education program and the Company provides each Director with membership in the National Association of Corporate Directors.

When new Directors join the Board, an orientation program will be provided to enable them to gain an understanding of the operations, management, and finances of the Company and will also address Director responsibilities and the Company’s corporate governance procedures and practices.

Compensation Committee Interlocks and Insider Participation

Directors Antle, Piotrowski and Schraith currently comprise the Compensation Committee. No member of the Compensation Committee was, during fiscal year 2005, an officer or employee of the Company or any of its subsidiaries; or was formerly an officer of the Company or any of its subsidiaries. During fiscal year 2005, no executive officer of the Company served as an executive officer, director or member of the compensation committee (or other board committee performing equivalent functions, or in the absence of such committee, the entire board of directors) of another entity, one of whose executive officers served as a member of the Compensation Committee or as a director of the Company.

CONTACTING THE BOARD OF DIRECTORS

Nomination of Candidates for the Board of Directors

The Nominating Committee will consider recommendations for director nominations submitted by stockholders entitled to vote generally in the election of directors. Submissions for the 2006 Annual Meeting must be received no later than January 10, 2006; must otherwise be made in accordance with the procedures set forth in Section D of Appendix C to this Proxy Statement; and must include all information specified in that section. The Nominating Committee will only consider candidates who satisfy the Company’s minimum qualifications for director, as set forth in Appendix C, including that directors represent the interests of all stockholders. One of the factors that will be taken into account in considering a stockholder recommendation is the size and duration of the recommending stockholder’s ownership interest in the Company and whether the stockholder intends to continue holding that interest through the annual meeting date. Stockholders should be aware that it is the general policy of the Company to re-nominate qualified incumbent directors and that, absent special circumstances, the Nominating Committee will not consider other candidates when a qualified incumbent consents to stand for re-election. See Appendix C for more information on the nominating process.

Shareholder Proposals

The Company must receive stockholder proposals for the 2006 Annual Meeting no later than January 13, 2006 in order to be considered for inclusion in the Company’s proxy materials. Furthermore, proposals by stockholders submitted outside the process of Rule 14a-8 under the Securities Exchange Act of 1934 will be considered untimely and ineligible to come properly before the Company’s 2006 Annual Meeting if such proposal is not received by the Company by March 29, 2006. Stockholder proposals must be submitted in writing to the Company’s Secretary at the Company’s headquarters at 200 Flynn Road, Camarillo, California 93012-8790.

Accounting Matters

The Audit Committee has established procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters (“Accounting Matters”). Employees with concerns regarding Accounting Matters may report their concerns in writing to the Chief Financial Officer, Chief Executive Officer or the Corporate Counsel. Employees may also report concerns regarding Accounting Matters anonymously directly to the Audit Committee via the confidential reporting system maintained by the Company. Non-employee complaints regarding Accounting Matters may be reported by writing to the Audit Committee c/o the Secretary at the Company’s headquarters at 200 Flynn Road, Camarillo, California 93012-8790.

Other Business Matters

A process for security holders to send communications to the Board, including procedures for collecting, organizing, and otherwise handling such communications, has been adopted by a majority of the independent members of the Board. Security holders may communicate with the Board, or any Committee or Director, about Company business by writing to such party in care of the Company Secretary at the Company’s headquarters at 200 Flynn Road, Camarillo, California, 93012-8790. Security holders are encouraged to include evidence of their holdings with their communications.

PERFORMANCE GRAPH

Comparison of Five Year Cumulative Total Return

This chart and graph show the value of a $100 cash investment on the last day of fiscal year 2000 in (i) the Company’s Common Stock, (ii) the NASDAQ Stock Market - U.S., and (iii) the NASDAQ Electronic Components Stocks. All values assume reinvestment of all dividends and are calculated as of the last day of each of our fiscal years. Note that historic stock price performance is not necessarily indicative of future stock price performance.

	FY 2000	FY 2001	FY 2002	FY 2003	FY 2004	FY 2005
Semtech Corporation	$100	$87	$107	$42	$83	$58
NASDAQ Stock Market - U.S.	$100	$71	$50	$35	$55	$53
NASDAQ Electronic Components Stocks	$100	$84	$52	$27	$55	$37

BENEFICIAL OWNERSHIP OF SECURITIES

The chart below indicates the number of shares owned by each person known to the Company to be the beneficial owner of more than 5% of the outstanding shares of the Company’s common stock. All information regarding shareholders who are not directors or officers is based on the Company’s review of information filed with the SEC on Schedule 13G. The information provided to the SEC is as of December 31, 2004.

This chart also shows the number of shares held as of April 8, 2005, and stock options exercisable within 60 days of such date, by each director; the Company’s Chief Executive Officer and each of the four other mostly highly compensated executive officers of the Company for fiscal year 2005 (collectively, the “Named Executive Officers”); and by all directors, Named Executive Officers and other executive officers as a group.

	Beneficial Ownership of Common Stock (1)
	Number of Shares	%
Franklin Resources, Inc. (2) One Franklin Parkway, San Mateo, CA 94403	7,507,707	10.1

T. Rowe Price Associates, Inc. (3) 100 E. Pratt Street, Baltimore, Maryland 21202	7,228,900	9.7

Westfield Capital Management Co., LLC (4) One Financial Center, Boston, MA 02111	5,077,646	6.9

John D. Poe (5) (6) (7) Chairman of the Board of the Company 200 Flynn Road, Camarillo, CA 93012-8790	2,707,481	3.6

Rockell N. Hankin, Vice Chairman of the Board (6)	510,149	*

Glen M. Antle, Director (6)	16,139	*

James P. Burra, Director (5) (6)	321,099	*

Jason L. Carlson, Director, President, Chief Executive Officer (6)	237,500	*

James T. Lindstrom, Director (6)	36,139	*

John L. Piotrowski, Director (6)	12,589	*

James T. Schraith, Director (6)	386,899	*

David G. Franz, Jr. (6) Vice President and Chief Financial Officer	917,102	1.2

Lawrence A. King, Vice President (6)	194,851	*

Paul D. Peterson, Vice President (6)	113,750	*

Jeffrey T. Pohlman, Vice President (6)	343,400	*

All Directors and Executive Officers as a group (23 persons including those named above) (5) (6)	6,919,019	8.8

*	Less than 1%

(1)	Unless otherwise indicated below and subject to community property laws where applicable, each person has sole voting and investment power with respect to the shares listed.

(2)	As reported in Schedule 13G/A filed February 14, 2005 by Franklin Resources, Inc (“FRI”). The reported shares are held in investment companies or other managed accounts which are advised by Franklin Advisors, Inc. (“FA”), Franklin Templeton Portfolio Advisors, Inc. (“FTPA”), and Fiduciary Trust Company International (“FTCI”), investment advisory subsidiaries of FRI. FRI reported that (a) FA has sole voting and dispositive power with respect to 6,526,300 shares, (b) FTPA has sole dispositive and voting power with respect to 979,907 shares, and (c) FTCI has sole dispositive and voting power with respect to 1,500 shares. FRI also reported that FTPA may hold some of the shares under “wrap fee” investment management arrangements under which the underlying client may retain the power to vote the shares and, to the extent any underlying clients retain voting power, FTPA disclaims sole power to vote those shares. FRI, FA, FTPA, FTCI and Charles B. Johnson and Rupert H. Johnson, Jr., principal shareholders of FRI, disclaim any economic interest in or beneficial ownership of the reported shares.

(3)	As reported in Schedule 13G/A filed on February 11, 2005 by T. Rowe Price Associates (“Price Associates”). Price Associates reported that these securities are owned by various individual and institutional investors for which Price Associates serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities. Price Associates reported sole dispositive power for all 7,228,900 shares, sole voting power for 1,629,400 of the shares, and no shared voting power.

(4)	As reported in Schedule 13G/A filed on February 14, 2005 by Westfield Capital Management, Co., LLC (“Westfield”). Westfield reported that it is an investment adviser with sole dispositive power for all 5,077,646 shares and sole voting power for 4,516,172 of the shares. In the letter accompanying the Schedule 13G/A, Westfield advised the Company that it disclaims any beneficial interest in the shares.

(5)	Mr. Poe disclaims beneficial ownership of 125,008 of the reported shares, as they are owned by his adult children. Mr. Burra and his spouse share voting and dispositive power with respect to 35,000 of the reported shares that are held in a revocable family trust. Other shares reported under “All Executive Officers and Directors as a group” may be held jointly by Executive Officers and their spouses, held solely by their spouses, held in revocable family trusts in which voting and/or dispositive powers may be shared with or rest in others, or held by other persons through whom they are deemed to have beneficial ownership of the shares.

(6)	The number of shares shown in the table includes shares which could be acquired within 60 days of April 8, 2005 by the exercise of stock options: for Mr. Poe 1,146,949; Mr. Hankin 505,149; Mr. Antle 16,139; Mr. Burra 286,099; Mr. Carlson 237,500; Mr. Lindstrom 16,139; Mr. Piotrowski 12,389; Mr. Schraith 326,899; Mr. Franz 684,762; Mr. King 194,851; Mr. Peterson 113,750; Mr. Pohlman 193,268 and for the group 4,842,991.

The ownership percentage is based on 73,753,087 shares outstanding as of April 8, 2005 and the numerator and denominator include the shares, shown above, which the individual has the right to acquire within 60 days thereof through the exercise of stock options. Although the shares that could be acquired by an individual are deemed to be outstanding in calculating the ownership percentage of that individual and of the group, they are not deemed to be outstanding as to any other individual.

(7)	As reported on a Form 8-K filed July 7, 2004, Mr. Poe informed the Company that he has entered into a written stock trading plan in accordance with Rule 10b5-1 under the Securities Exchange Act of 1934 to sell up to 1,000,000 shares of the Company’s common stock, which may include up to 500,000 shares issuable upon the exercise of stock options. The plan provides for sales of specified numbers of shares within specified price ranges, subject to certain limitations. Sales pursuant to this plan may take place between July 14, 2004 and July 15, 2005.

Rule 10b5-1 plans are permitted under the Company’s Insider Trading Policy and this plan was established during one of the Company-established trading windows during which employees and directors may trade in Company securities. Except as may be required by law, the Company does not undertake to report written trading plans established by other Company employees, officers or directors, nor to report modifications, terminations, transactions or other activities under Mr. Poe’s plan or the plan of any other employee, officer, or director. Mr. Poe has confirmed to the Company that, as required by securities laws, he will promptly publicly disclose any option exercises and/or stock sales made under the plan.

EXECUTIVE OFFICERS AND SIGNIFICANT EMPLOYEES

Name	Age as of January 30, 2005	Position
Jason L. Carlson	42	President and Chief Executive Officer

David G. Franz, Jr.	43	Vice President, Finance and Chief Financial Officer

Anthony E. Giraudo	53	Chief Operating Officer

Kenneth W. Bauer	55	Vice President, Human Resources

John M. Baumann	36	Treasurer

Kevin P. Caffey	46	Vice President, Quality and Reliability

Mark R. Drucker	41	Vice President, Test and Measurement Products

Suzanna Fabos	49	Corporate Counsel and Secretary

Stewart Kelly	59	Director, Advanced Communications

Lawrence A. King	46	Vice President of Engineering, Portable Products

R. Nejo Necar	61	Vice President, Business Development

Paul D. Peterson	42	Vice President, Sales and Marketing

Jeffrey T. Pohlman	55	Vice President, Protection Products

John T. Shaw	52	Vice President, Worldwide Operations

J. Michael Wilson	48	Vice President, Computing and Industrial Power Products

Edward Y. Yeow	41	Vice President of Business, Portable Products

Mr. Carlson joined Semtech in November 2002 as President and Chief Operating Officer. He was elected Chief Executive Officer and a Director of the Company in October 2003. He was previously employed by Cirrus Logic, Inc. as Vice President & General Manager for the Crystal Product Division (2001-2002) and the Consumer Products & Data Acquisition Division (1999-2001). He was formerly President and Chief Operating Officer of Audiologic, Inc. and was a co-founder of Resound Corporation. He is the sole Director of our wholly-owned subsidiaries Semtech Limited, Semtech Corpus Christi Corporation, Semtech New York Corporation and Semtech San Diego Corporation. He also serves as President of Semtech Corpus Christi Corporation and Semtech New York Corporation.

Mr. Franz was elected Vice President of Finance and Chief Financial Officer when he joined us in August 1993 and also served as Secretary until November 2003. Prior to joining the Company, Mr. Franz was employed by Teradata Corporation, Wickes Companies and Arthur Andersen LLP. He serves as a director of Semtech (International) AG and Semtech Switzerland GmbH, our wholly-owned subsidiaries in Switzerland, and as an officer of some of our other wholly-owned subsidiaries.

Mr. Giraudo joined the Company in April 2004 as Chief Operating Officer. He was employed by TelASIC as Chief Executive Officer and President from 2001 through 2003. He was employed by Atmel Corporation from 1989 to 2001, last serving as Vice President and General Manager of the RF wireless division. Mr. Giraudo has also been employed by Honeywell, NCR Corporation and IBM.

Mr. Bauer was appointed Vice President of Human Resources in May 2002. He was Vice President Human Resources at Line 6 Inc. from 2000 to 2001, Vice President Human Resources & Administration at eLinkCommerce.com during 2000, and Vice President, Human Resources & Facilities at Xircom, Inc. from 1995 to 2000. He has also held human resources positions at L.A. Gear and ARCO Products Company. He also serves as an officer of some of our wholly-owned subsidiaries.

Mr. Baumann joined Semtech in 1993 and was elected Treasurer in 1994. Prior to joining Semtech, he held financial related positions with NCR Corporation and Teredata Corporation. He also serves as an officer of some of our wholly-owned subsidiaries.

Mr. Caffey joined the Company in June 2004 as Vice President of Quality and Reliability. He was employed by LSI Logic Corporation from 1998 to 2004, last serving as Director of Worldwide Reliability. Mr. Caffey has also been employed by Symbios Logic, Hyundai Electronics America, AT&T and NCR Corporation.

Mr. Drucker joined us as a result of the 1997 acquisition of Edge Semiconductor, where he was Director of Operations. He continued in that role until he was appointed Vice President, Test and Measurement Products in January 2002. He was previously employed by Brooktree, Analog Devices and Westinghouse Electric. He also serves as President of Semtech San Diego Corporation, one of our wholly-owned subsidiaries.

Ms. Fabos joined us as Corporate Counsel in April 2000 and was elected Assistant Secretary in June 2000 and Secretary in November 2003. She had been employed in the legal department of Lockheed Martin Corporation for twelve years, where her last post was as Assistant General Counsel – Finance. She has also been employed by Owens-Illinois, Inc. and Coopers & Lybrand. She also serves as an officer of some of our wholly-owned subsidiaries.

Mr. Kelly joined the Company in 1997 as Director of Advanced Communications. He was previously employed by Brooktree/Rockwell, Intel Corporation, GTE Microcircuits, General Instruments Microelectronics and Honeywell Computer.

Mr. King was appointed Vice President of Engineering, Portable Products in February 2004. He joined the Company as the North Carolina Design Center Manager in 1998 and was named Vice President of Portable Products in April 2001. He was employed by Harris Semiconductor for 10 years, most recently as an Engineering Manager. He has also been employed by Texas Instruments.

Mr. Necar was appointed Vice President of Business Development in November 1999. He joined us in 1997 as Director of Business Development. Mr. Necar previously held engineering and marketing management positions with Exar and Interdesign.

Mr. Peterson was appointed Vice President of Sales and Marketing in January 2002. He joined the Company in August 2000 as Vice President of North American Sales. Mr. Peterson worked for Advanced Micro Devices for 13 years, where he last served as Director of Sales, and has also been employed by Texas Instruments.

Mr. Pohlman was named Vice President of Protection Products in 1998. He has worked for the Company in various engineering roles since 1988. Mr. Pohlman was previously employed by Supertex Inc., Fairchild Camera and Instrument, Inc., and National Semiconductor in various technical and managerial roles.

Mr. Shaw was appointed Vice President of Worldwide Operations in December 2000. He has worked for the Company in various manufacturing roles since March 1991 and was previously employed by Philips Semiconductor PLC.

Mr. Wilson has headed our operations in Santa Clara, California since 1995 and was appointed Vice President of Computing and Industrial Power Products in May 2001. Mr. Wilson joined us as the result of the 1995 acquisition of ECI Semiconductor where he was Vice President and Chief Operating Officer. He has more than 20 years experience in the semiconductor industry in a broad range of technical and management positions.

Mr. Yeow was appointed Vice President of Business, Portable Products in February 2004. He joined us in December 1999 as Director of Marketing, Portable Products. Mr. Yeow previously held management and engineering positions at ON Semiconductor, Motorola and GM-Hughes Electronics.

All personnel listed above are employed on at-will basis. The Board of Directors elects officers annually and those elected serve at the discretion of the Board.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires the Company’s directors, officers and holders of more than 10% of the Company’s Common Stock to file with the SEC initial reports of ownership and reports of changes of ownership of Common Stock and other equity securities of the Company. Based solely on its review of the forms received by it, or written representations from reporting persons that they were not required to file such forms, the Company believes that, with respect to transactions during the fiscal year ended January 30, 2005, its officers and directors complied with all Section 16(a) filing requirements. During fiscal year 2005, Mr. Poe filed two late reports with respect to two transactions in 1999.

EXECUTIVE COMPENSATION

The following table shows information regarding total compensation paid to each Named Executive Officer for services rendered to the Company in all capacities during each of the past three fiscal years:

SUMMARY COMPENSATION TABLE

		Annual Compensation			Long-Term (4)
	Fiscal Year	Salary ($)(1)	Bonus ($)(2)	Other Annual Compensation ($)(3)	Stock Options Awarded (#)(2)	All Other Compensation ($)(5)
Jason L. Carlson (3) (5) President and CEO	2005 2004 2003	356,732 314,422 63,461	200,000 100,000 21,426	— 208,103 —	120,000 250,000 350,000	71,550 5,400 0
David G. Franz, Jr. (5) Vice President and CFO	2005 2004 2003	215,899 202,688 186,403	110,000 63,022 47,093	— — —	80,000 60,000 50,678	51,256 40,237 33,579
Lawrence A. King (2) (5) Vice President	2005 2004 2003	200,013 178,858 175,011	90,000 98,139 89,034	— — —	57,979 73,349 50,000	37,561 7,353 3,865
Paul D. Peterson (5) Vice President	2005 2004 2003	219,144 202,320 192,548	110,000 59,549 43,400	— — —	50,000 60,000 40,000	40,565 8,193 4,631
Jeffrey T. Pohlman (5) Vice President	2005 2004 2003	183,677 171,570 169,998	100,000 60,000 70,078	— — —	45,000 40,000 40,000	27,454 33,647 29,674

(1)	Salaries for fiscal year 2005 reflect 26 ½ pay periods. Salaries for fiscal years 2004 and 2003 reflect 26 pay periods.

(2)	The “Bonus” column shows the total bonus earned in the fiscal year that was determined and paid in the following fiscal year. This amount includes any amount the executive elected to receive in the form of stock options. In fiscal year 2006, Mr. King received $45,000 of his bonus earned in fiscal year 2005 in the form of 9,023 stock options. In fiscal year 2005, Mr. King received $49,069 of his bonus earned in fiscal year 2004 in the form of 7,979 stock options. In fiscal year 2004, Mr. King received $44,517 of his fiscal year 2003 bonus in the form of 13,349 stock options. The program under which these elections were made has been terminated effective for bonuses earned during fiscal year 2006.

(3)	In accordance with SEC rules, disclosure is omitted where total “Other Annual Compensation” does not exceed the lesser of $50,000 or 10% of the total of annual salary and bonus. This category includes relocation expenses of $200,000 in fiscal year 2004 for Mr. Carlson.

(4)	No restricted stock awards or stock appreciation rights were granted. The Company does not have a long-term incentive plan that provides cash payments.

(5)	“All Other Compensation” includes

(a)	for fiscal years 2005, 2004 and 2003, respectively, Company contributions to its 401K savings plan of $6,517, $6,549 and $5,533 for Mr. Franz; $6,411, $4,957 and $3,865 for Mr. King; $6,523, $5,624 and $4,631 for Mr. Peterson; and $5,236, $5,733 and, $3,928 for Mr. Pohlman;

(b)	for fiscal years 2004 and 2003, respectively, Company contributions to a now-terminated executive life insurance program of $30,324 and $28,046 for Mr. Franz; and $25,746 and $25,746 on behalf of Mr. Pohlman; and

(c)	for fiscal years 2005 and 2004, respectively, Company matching contributions to the Company’s Executive Compensation Plan, which is a non-qualified deferred compensation plan, of $71,550 and $5,400 for Mr. Carlson; $44,739 and $3,364 for Mr. Franz; $31,150 and $2,396 for Mr. King; $34,041 and $2,569 for Mr. Peterson; and $22,218 and $2,168 for Mr. Pohlman.

OPTION GRANTS IN LAST FISCAL YEAR

This table gives information about stock options granted during fiscal year 2005 to the Named Executive Officers, including potential realizable values. The actual amount realized upon exercise of stock options will depend upon the amount by which the market price of common stock on the date of exercise is greater than the exercise price. If the stock price does not increase above the exercise price at the time of exercise, realized value to the named executives from these options will be zero.

Name	Number of Securities Underlying Options Granted (1)	Percent of Total Options Granted to Employees in Fiscal Year	Exercise Price ($/Share)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term ($)(2)
					5%	10%
Jason L. Carlson	120,000	4.48%	$17.48	08/18/2014	$1,319,169	$3,343,034

David G. Franz, Jr.	80,000	2.98%	$17.48	08/18/2014	$879,446	$2,228,689

Lawrence A. King	50,000	1.87%	$17.48	08/18/2014	$549,654	$1,392,931
	7,979	0.30%	$24.60	02/19/2014	$123,442	$312,825

Paul D. Peterson	50,000	1.87%	$17.48	08/18/2014	$549,654	$1,392,931

Jeffrey T. Pohlman	45,000	1.68%	$17.48	08/18/2014	$494,689	$1,253,638

(1)	The grants to Mr. King include a grant of options for 7,979 shares received under the Company’s now-terminated program that allowed executive officers to receive up to 50% of their bonus in stock options. These options are immediately exercisable. All other grants shown above become exercisable in 25% increments on the first, second, third, and fourth anniversaries of the grant and are subject to a change-in-control provision whereby all unvested options will vest upon a termination or constructive termination of employment within a year of a change-in-control of the Company.

(2)	In accordance with SEC rules, these columns show gains that could accrue for the respective options, assuming that the market price of the Company’s common stock appreciates from the date of grant over a period of ten years at an annualized rate of 5% and 10%, respectively. There is no assurance that these values represent the actual values of the options and the values shown should not be viewed as our predictions of the future value of the Company’s common stock.

AGGREGATED OPTION EXERCISES IN LAST FISCAL

YEAR AND FISCAL YEAR-END OPTION VALUES

The following table shows, as to the Named Executive Officers, information concerning (i) stock options exercised during the fiscal year ended January 30, 2005, and (ii) the number of unexercised options and the value of “in-the-money” unexercised options at January 30, 2005.

			Number of Securities Underlying Unexercised Options at FY End (#)		Value of Unexercised In-the-Money Options at FY End ($)(1)
Name	Shares Acquired on Exercise (#)	Value Realized ($)	Exercisable	Unexercisable	Exercisable	Unexercisable
Jason L. Carlson	0	0	237,500	482,500	$579,000	$720,200

David G. Franz, Jr.	74,250	$1,563,846	684,762	160,000	$7,284,338	$168,100

Lawrence A. King	30,000	$563,663	170,828	130,000	$794,837	$113,400

Paul D. Peterson	0	0	113,750	121,250	$245,300	$133,100

Jeffrey T. Pohlman	20,000	$302,800	193,268	100,000	$902,784	$120,950

(1)	Based on the $17.99 per share closing price of the Company’s common stock on the NASDAQ National Market System on Friday, January 28, 2005.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee reviews and evaluates the Company’s long-term strategy of employee compensation, endeavoring to ensure that compensation policies are designed to attract and retain key employees, motivate employees to achieve the Company’s business objectives, and align the interests of the Company’s executive management with the long-term interests of the Company’s shareholders. It seeks to ensure that high levels of individual performance are recognized and rewarded and that the compensation of employees is consistent with the levels of compensation of comparable companies, general economic conditions, and the Company’s performance.

Compensation Policies for Executive Officers

The Compensation Committee believes that a fair and motivating compensation program plays a critical role in the performance of the Company and, to that end, it reviews the program on an ongoing basis to evaluate its continued effectiveness. The Company’s overall financial performance is a significant consideration in establishing total compensation for the executive officers. The Compensation Committee believes that at the executive officer level, a greater proportion of total compensation should consist of variable, performance-based components, such as bonuses, which can increase or decrease to reflect changes in corporate and individual performance. Incentive compensation programs are intended to reinforce management’s commitment to enhancing profitability and stockholder value.

The Compensation Committee also evaluates the Company’s total compensation package in light of those of other analog and mixed-signal semiconductor companies of comparable size. Data from the competitive marketplace are employed to ensure that the Company’s executive compensation program as a whole is within the broad middle range of comparative pay for similar sized companies. The Compensation Committee does not target a specific position in the range of comparative data for each individual or for each component of compensation. When deemed appropriate by the Compensation Committee, independent compensation and benefits consultants are retained to assist in evaluating the Company’s compensation programs. This provides additional insight and assurance that the programs are reasonable and appropriate to the Company’s objectives. Individual compensation for each executive officer is established by considering the comparative data and other relevant factors such as level of responsibility, prior experience, and the Compensation Committee’s subjective judgment as to the individual’s contribution.

Compensation Components

The Company’s executive compensation program has the following principal components.

•	Base Salary. In determining base salary, we consider the individual’s scope of responsibilities, years of experience, past and expected future contributions to the Company’s success, and other elements of the compensation package. We also consider industry and peer group comparisons. Salaries are benchmarked against median salaries for similarly situated executives of similar sized companies in the high technology industry. We made no adjustments to the base salaries of the Named Executive Officers and most of the other executive officers when we last reviewed them in February 2005.

•	Bonus. The Company maintains a Cash Bonus Incentive Plan under which executive officers and other key employees may earn annual cash bonuses based on performance. Targeted bonuses, and thus the amount of total compensation at risk, increase with the level of responsibility and range from 10% of base salary up to 100% of base salary for the most senior officers. Currently, only the Chief Executive Officer has a target bonus at the 100% level. These bonus awards provide a means to link the achievement of measurable Company-wide and business unit-wide items such as bookings, billings, and earnings per share with the individual’s attainment of personal objectives. Goals are established and performance is evaluated quarterly. Additional information regarding the Cash Bonus Incentive Plan may be found in Exhibit 10.1 to the Company’s Form 10-K for fiscal year 2005.

Effective for bonuses earned in fiscal year 2006, we have terminated the program under which executive officers could elect to receive up to 50% of their bonus in the form of stock options.

The Company does not maintain a long-term performance plan that pays cash bonuses. Long-term performance is motivated and compensated through the use of stock options.

•	Stock Options. Stock options are granted from time to time to executives and other employees to serve as a retention incentive and to directly link a portion of employee compensation to stockholders’ interest by providing motivation to maximize stockholder value. In granting options, the Compensation Committee takes into account the individual’s relative job scope, performance and contribution to the Company’s success; the outstanding options held by the individual; and the number of shares available for grant.

Most stock options granted since fiscal year 2001 vest in equal annual installments over four years, beginning on the first anniversary of the grant. In prior years, the Committee awarded some key employees options that vest based on performance. No performance-based options were granted to individuals who were executive officers at the time of the grant. Most options granted to employees prior to October 3, 2001 will vest and become exercisable upon a change in control, as defined in the applicable plan. All options granted to employees after October 3, 2001 will vest and become exercisable following a change in control only if, within one year, the employee is either terminated without cause or subject to a constructive termination. In the past, the Company has also issued some stock options outside of any plan, including inducement options awarded as recruitment incentives. The terms and conditions of these inducement options generally mirror stock options granted under the Company’s stock option plans.

•	Deferred Compensation. As a means of providing a retention incentive to executives and other key employees, the Company established the Semtech Executive Compensation Plan, a non-qualified deferred compensation plan, effective in January 2004. This plan was designed with the assistance of an outside compensation consulting firm. Under the plan, executives selected by the Committee, including the Named Executive Officers, may defer up to 100% of their salary, as defined by the plan. As currently implemented, the Company matches dollar for dollar up to the first 20% of employee contributions for the Chief Executive Officer, Chief Financial Officer, and Chief Operating Officer positions; up to the first 15% for participants at the Vice President level; and up to the first 10% for other participants. The plan also permits the Company to make other contributions on a discretionary basis. Amounts deferred by participants are immediately vested. Each company contribution vests separately in equal annual installments over four years, which maximizes the plan’s usefulness as a retention incentive.

The Company does not guarantee any rate of return on the compensation deferred by participants or on the matching contributions. Additional information about the Semtech Executive Compensation Plan may be found in Exhibit 10.1 to the Company’s Form 10-K for fiscal year 2005.

•	Benefit Programs Available to Employees Generally. The Company’s executive officers are eligible to participate in broad-based benefit programs generally available to the Company’s salaried employees, including health, disability and life insurance programs and a qualified 401K plan.

•	Other. As an inducement for Mr. Giraudo to join Semtech in fiscal year 2005 as Chief Operating Officer, the Company made a contribution in the amount of $30,000 to his account in the Executive Compensation Plan. This contribution vests in four equal annual installments beginning in May 2005, or earlier upon death or disability.

The Company reimburses employees for business-related expenses. Modest perquisites are provided for the Named Executive Officers and certain other executive officers and employees:

Company cars are not provided, but certain executive officers, including the Named Executive Officers, are paid a monthly car allowance of $637.50, which includes an allowance for maintenance and insurance, and are reimbursed for actual gasoline expenses.

The Company provides cellular telephones to the Named Executive Officers and certain other executive officers and employees for business use. The Company permits personal use of these phones without reimbursement. The incremental cost to the Company, if any, is negligible.

The Company maintains supplemental life insurance benefits for Mr. Franz and Mr. Pohlman and pays monthly premiums of $129 for Mr. Franz and $268 for Mr. Pohlman.

Mr. Franz receives one week of paid vacation in addition to paid vacation based on the schedule that applies to employees generally.

•	Indemnification The Company indemnifies the Named Executive Officers and other executive officers with respect to their employment so that they will be free to carry out their responsibilities without undue concern about personal liability. This indemnification is required under the Company’s Bylaws and the Company has signed agreements with each executive officer contractually obligating it to provide this indemnification.

Chief Executive Officer Compensation

As a matter of Committee policy and in accordance with NASDAQ rules, the Chief Executive Officer is not present during Committee votes or deliberations concerning his compensation.

The base salary received by Mr. Carlson during fiscal year 2005 stems from pre-employment negotiations with him in fiscal year 2003. The agreements reached with Mr. Carlson were approved by the Compensation Committee. As an inducement for Mr. Carlson to join Semtech, the Company agreed that should he be promoted to Chief Executive Officer, his annual salary would be increased by $50,000 to $350,000. This commitment regarding base salary was implemented when Mr. Carlson was elected to the CEO position in October 2003. As noted earlier, the Committee determined not to adjust the base salaries of Mr. Carlson and the other Named Executive Officers when salaries were last reviewed in February 2005.

The Compensation Committee approves performance goals and objectives for the CEO each quarter and assesses his accomplishment of previously established objectives on a quarterly basis. The Company’s basic financial performance is a significant portion of the Chief Executive Officer’s objectives each quarter, with the remaining elements reflecting other important financial, operational, technical and/or managerial matters. During fiscal year 2005, we awarded Mr. Carlson a bonus of $100,000 based upon his performance during fiscal year 2004. This award was 36% of his target bonus.

In February 2005, after considering his performance during fiscal year 2005, we awarded Mr. Carlson a bonus of $200,000. This award is 71% of his target bonus and equates to 57% of his base salary. Based on an analysis of pay practices of similarly sized companies in the industry, we increased the target bonus he may earn during fiscal year 2006 from 80% to 100% of base salary.

During fiscal year 2005, we granted Mr. Carlson 120,000 stock options with an exercise price at fair market value as of the date of the grant.

The Company made matching contributions of $71,550 to the Semtech Executive Compensation Plan on Mr. Carlson’s behalf during fiscal year 2005. As noted earlier, these matching contributions vest over four years.

As an inducement for Mr. Carlson to join Semtech in November 2002, the Company agreed that should his services be terminated by the Board, he will be granted a severance allowance equal to six months salary and benefits continuation upon signing of a non-compete agreement and a full release of all claims and obligations. Vesting of stock options would cease as of the last day that services are actively provided to the Company.

Tax Matters

For federal and most state income tax purposes, no more than $1 million of compensation paid to the chief executive officer and the four other most highly paid executive officers may be deducted in a taxable year unless the compensation is commission or performance based. Stock options awarded under the Company’s stock option plans are intended to meet the requirements for deductible performance-based compensation. The Compensation Committee awarded inducement options, within the meaning of NASDAQ rules, to Mr. Carlson in November 2002 and to the Chief Operating Officer in April 2004. Tax deductions for compensation related to these inducement options may be limited in future years, depending on a number of factors, including the timing and amount of option exercises and IRS rules then in existence. The Compensation Committee believes the benefit of using inducement options as a recruitment incentive to attract key executives outweighs the potential loss of tax deductions that may or may not occur in future years.

Respectfully submitted by THE COMPENSATION COMMITTEE

James T. Schraith, Chairman	Glen M. Antle	John L. Piotrowski

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the Board of Directors has:

•	reviewed and discussed the Company’s audited financial statements for the fiscal year ended January 30, 2005 with the Company’s management;

•	discussed with the Company’s independent auditor, Ernst & Young LLP, the matters required to be discussed by Statement of Auditing Standards No. 61, Communication with Audit Committees, as amended; and

•	received the written disclosures and the letter from the independent auditor required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and discussed with Ernst & Young LLP its independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements for the year ended January 30, 2005 be included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission.

Respectfully submitted by THE AUDIT COMMITTEE

Rockell N. Hankin, Chairman	James P. Burra	James T. Lindstrom

INDEPENDENT ACCOUNTANT FEES

The following table sets forth the aggregate fees billed, or expected to be billed, by Ernst & Young LLP for the audit of our financial statements for fiscal years 2005 and 2004 and for other audit and non-audit services for those years:

	Fiscal Year 2005	Fiscal Year 2004
Audit Services	$1,042,295	$449,700
Audit-Related Services	0	0
Tax Services	$18,099	$5,000
All Other Services	0	0

Total	$1,060,394	$454,700

The amounts in the table are net of (i) Value Added Tax assessed by some non-US jurisdictions on the amount billed by Ernst & Young and (ii) approximately $38,000 paid to Ernst & Young as reimbursement for out-of-pocket expenses associated with performance of these services.

Since the May 2003 effective date of the SEC rules regarding pre-approval, each new audit and non-audit engagement of Ernst & Young LLP was approved in advance by the Audit Committee, and none of those engagements made use of the de minimis exception contained in the rules. The Audit Committee has considered the nature and scope of the non-audit services provided by Ernst & Young and has concluded that Ernst & Young’s performance of these services is compatible with the auditor’s independence.

Audit Services. This category includes the audit of the Company’s financial statements for the fiscal years ended January 30, 2005 and January 25, 2004, respectively, reviews of the financial statements included in the Company’s Form 10-Qs for those fiscal years, and the audit of management’s assessment of internal control over financial reporting with respect to fiscal year 2005. Approximately $545,000 of the Audit Fees incurred in fiscal year 2005 represent services associated with the work related to internal controls required by Sarbanes-Oxley Section 404. This category also includes other services that generally can only be provided by the Company’s independent auditor, specifically assistance with SEC filings and comment letters and assistance in applying financial accounting principles to a specific transaction.

Tax Services. This category consists of assistance with German tax matters for the Company’s German subsidiary, including review of assessments and filing of returns. In both fiscal years, 100% of these engagements were pre-approved by the Committee.

POLICY ON AUDIT COMMITTEE PRE-APPROVAL OF AUDIT AND PERMISSIBLE NON-AUDIT SERVICES

The Audit Committee is responsible for appointing, compensating, and overseeing the work of the independent auditor. In recognition of this responsibility, the Audit Committee has established a policy regarding pre-approval of all audit and permissible non-audit services provided by the independent auditor.

The policy calls for an annual review and pre-approval, up to specified dollar limits, of certain types of services that may be provided by the independent auditor without obtaining specific pre-approval from the Audit Committee. During the year, circumstances may arise when it may become necessary to engage the independent auditor for additional services not contemplated in the original pre-approval categories. In those instances, specific pre-approval must be obtained.

The Audit Committee has delegated to its Chairman the authority to address certain requests for pre-approval of services between meetings of the Audit Committee. The Chairman must report his pre-approval decisions to the Audit Committee at its next scheduled meeting. In accordance with PCAOB Auditing Standard No. 2, all engagements to provide services related to internal control must be specifically pre-approved by the Audit Committee and may not be pre-approved in advance by category or by the Chairman between meetings.

APPROVAL OF APPOINTMENT

OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANT

(Proposal Number 2)

The Audit Committee has appointed Ernst & Young LLP as the Company’s independent registered public accountant for fiscal year 2006. Ernst & Young has served as the Company’s independent public accountant since June 2002, replacing Arthur Andersen LLP. Ratification of the independent registered accountant is not required by the Company’s Bylaws or applicable law, but has historically been submitted to stockholders as a matter of good corporate practice. No determination has been made as to what action the Board would take if stockholders do not ratify the appointment.

Representatives of Ernst & Young LLP are expected to attend the Annual Meeting. They will have the opportunity to make a statement, if they so desire, and respond to appropriate questions from stockholders.

THE BOARD RECOMMENDS A VOTE “FOR” PROPOSAL NUMBER 2

OTHER MATTERS

The management of the Company knows of no other matters that may properly be, or which are likely to be, brought before the meeting. However, if any other matters are properly brought before the meeting, the persons named in the proxy or their substitutes will have discretion to vote in accordance with their best judgment on such matters.

Appendix A

SEMTECH CORPORATION

COMPENSATION COMMITTEE CHARTER

A.	Purpose

The Board of Directors (“Board”) of Semtech Corporation (the “Company”) has established, in accordance with the Company’s Bylaws, a Compensation Committee (“Committee”) whose authority and responsibilities are described by this Charter.

The purpose of the Committee is to discharge the Board’s responsibilities relating to compensation of the Company’s executive officers and directors, and to carry out the other responsibilities set forth in this Charter. In carrying out its responsibilities, the Committee will maintain and facilitate free and open communication between directors and the management of the Company.

B.	Size, Composition and Term of Appointment

1.	The Committee is a committee of the Board and shall be made up entirely of outside directors who are independent of management, as defined by the relevant SEC and National Association of Securities Dealers (“NASD”) rules, including rules regarding compensation committee interlocks.

2.	The Committee shall consist of no fewer than three directors.

3.	Notwithstanding any other provision of this charter, under exceptional and limited circumstances the Board may appoint a non-independent director to the Committee in accordance with, and subject to, the limitations of NASD Rule 4350(c)(3)(C).

4.	The Board shall annually appoint the Committee’s Chair and members and as part of that process shall determine whether each member is independent.

5.	Each member of the Committee is expected to contribute significantly to the work of the Committee.

C.	Meetings

1.	The Committee will meet on a quarterly basis and special meetings may be called when circumstances require.

2.	Minutes of Committee meetings will be prepared and distributed to Committee members and approved at subsequent meetings. Final minutes of all Committee Meetings shall be sent to the Secretary of the Company for safekeeping with the Company’s records.

3.	The Committee will be governed by the same rules regarding meetings, actions without meetings, notice, waiver of notice, and quorum and voting requirements that are applicable to the Board. The Committee is authorized to adopt its own rules of procedure not inconsistent with any provision of this Charter, the Bylaws of the Company, or the laws of the State of Delaware.

D.	Authority/Oversight by the Board of Directors

1.	The Committee derives its authority from the Bylaws of the Company. The Committee’s direct reporting relationship is to the Board.

2.	The Committee will report its activities to the full Board on a regular basis so that the Board is kept informed of its activities on a current basis. The Committee will perform all duties determined by the Board.

3.	The Committee is authorized to have full and unrestricted access to all personnel, records, operations, properties, and other information and resources of the Company as required to discharge its duties and responsibilities properly. The Committee has the authority to direct and supervise an investigation into any matter within the scope of its duties.

E.	Outside Advisors/Funding

1.	The Committee has the authority to engage independent counsel and other advisors as it deems necessary to carry out its duties. The Company shall provide for the appropriate funding, as determined by the Committee, for payment of (i) compensation to any such counsel and other advisors engaged by the Committee and (ii) ordinary administrative expenses necessary or appropriate in carrying out its duties.

2.	Any communications between the Committee and legal counsel in the course of obtaining legal advice will be considered privileged communications of the Company, and the Committee will take all necessary steps to preserve the privileged nature of those communications.

A-1

F.	Responsibilities and Duties

1.	Compensation Philosophy

a.	The Committee shall review and evaluate the Company’s long-term strategy of employee compensation, endeavoring to ensure that compensation policies are designed to attract and retain key employees, motivate employees to achieve the Company’s business objectives, and align the interests of the Company’s executive management with the long-term interests of the Company’s shareholders.

b.	The Committee shall review and evaluate the Company’s compensation policies and practices, endeavoring to ensure that high levels of individual performance are recognized and rewarded and that the compensation of employees is consistent with the levels of compensation of comparable companies, general economic conditions, and the Company’s performance.

2.	Executive Compensation and Related Matters

a.	The Committee shall at least annually review and approve goals and objectives for the Chief Executive Officer and evaluate the Chief Executive Officer’s performance against those goals and objectives.

b.	The Committee shall determine, or recommend to the Board for determination, all elements of the compensation of the Chief Executive Officer. Notwithstanding the Committee’s authority to invite members of Company management to attend Committee meetings, the Chief Executive Officer may not be present during voting or deliberations.

c.	The Committee shall determine, or recommend to the Board for determination, all elements of the compensation of all other executive officers. For purposes of this charter, executive officers means all employees covered in SEC Rule 16a-1(f). That is, those employees who have been determined by the Board to be subject to Section 16 of the Securities Exchange Act of 1934, as amended.

d.	Each year the Committee shall produce a report on executive compensation to be included in the Company’s proxy statement as required by the rules and regulations of the SEC, as they may be amended from time to time.

e.	The Committee shall from time to time review the Company’s management development programs and succession plans and review and recommend to the Board candidates for election as executive officers of the Company and executive officer responsibility changes.

3.	Incentive Compensation Programs and Benefit Plans

a.	The Committee shall oversee and periodically review the operation of the Company’s incentive compensation programs and benefit plans, including but not limited to the Company’s Section 401K plan, stock option plans, bonus and profit sharing programs, deferred compensation program, and insurance programs.

b.	The Committee shall have all rights and authority granted to the Committee, and shall carry out all responsibilities and functions assigned to the Committee, by the documents governing the various incentive compensation programs and benefit plans.

c.	The Committee shall have the exclusive authority to make and approve stock option grants and other equity awards to persons who are Board members or executive officers.

d.	Company personnel will be responsible for the routine day-to-day administration of incentive compensation programs and benefit plans, including preparation and filing of all government reports and preparation of materials for employees.

4.	Non-Employee Directors

The Committee shall from time to time review and make recommendations to the Board with respect to compensation for the non-employee members of the Board.

5.	General

a.	The Committee will annually review and reassess the adequacy of the Committee’s Charter.

b.	The Committee will perform any other activities required by applicable law, rules or regulations, including the rules of the SEC and any stock exchange or market on which the Company’s securities may be listed from time to time, and perform such other activities that are consistent with this Charter, the Company’s Bylaws and governing laws, as the Committee or the Board deems necessary or appropriate.

April 2005

A-2

APPENDIX B

SEMTECH CORPORATION

AUDIT COMMITTEE CHARTER

A.	Introduction

Semtech Corporation’s executive management is primarily responsible for the completeness and accuracy of its financial reporting and the adequacy of its internal financial and operating controls. Its Board of Directors (“Board”) has responsibility to oversee management’s exercise of these responsibilities. To assist the Board, the Company has established, through its bylaws, an Audit Committee (“Committee”) whose authority and responsibilities are described by this Charter.

B.	Purpose

This Charter is created in order to define the Committee’s objectives, the range of its authority, the scope of its activities and its duties and responsibilities. It is intended to give Committee members, management, and the Auditor a clear understanding of their respective roles. For purposes of this Charter, the “Auditor” is any registered independent public accountant retained by the Company for the purpose of preparing or issuing an audit report on the financial statements of the Company or performing other audit, review or attest services for the Company.

The purpose of the Committee is to assist the Board in overseeing:

•	the accounting and financial reporting processes of the Company;

•	the integrity of the Company’s financial statements and systems of internal controls and disclosure controls;

•	the audits of the Company’s financial statements;

•	the appointment, compensation, retention and work of the Auditor

•	the Company’s financial risk;

•	the Company’s compliance with legal and regulatory requirements; and

•	the Company’s Code of Conduct.

The Committee shall also serve as the Company’s Qualified Legal Compliance Committee (“QLCC”) within the meaning of Part 205 of the Rules of the Securities and Exchange Commission (“SEC”) dealing with Standards of Professional Conduct for Attorneys.

In carrying out its responsibilities, the Committee will maintain and facilitate free and open communication between directors, the Auditor and the financial and executive management of the Company.

The Committee will annually review and reassess the adequacy of the Committee’s Charter.

C.	Size, Composition and Term of Appointment

1.	The Committee is a committee of the Board and shall be made up entirely of outside directors who are independent of management, as defined by the relevant SEC and National Association of Securities Dealers (“NASD”) rules, and who have not participated in the preparation of the financial statements of the Company or any current subsidiary.

2.	The Committee shall consist of no fewer than three directors, each of whom shall be able to read and understand fundamental financial statements, including the Company’s balance sheet, income statement and cash flow statement. At least one member of the Committee shall be an “audit committee financial expert” as defined by the SEC.

3.	The Board shall annually appoint the Committee’s Chair and members and as part of that process shall determine whether each member is independent and which members are audit committee financial experts.

4.	Notwithstanding any designation as an audit committee financial expert, each member of the Committee is expected to contribute significantly to the work of the Committee. Moreover, designation as an audit committee financial expert will not increase the duties, obligations or liability of the designee as compared to the duties, obligations and liability imposed on the designee as a member of the Committee and of the Board.

D.	Meetings

1.	The Committee will meet on a quarterly basis and special meetings may be called when circumstances require.

2.	Minutes of Committee meetings will be prepared and distributed to Committee members and approved at subsequent meetings. Final minutes of all Committee Meetings shall be sent to the Secretary of the Company for safekeeping with the Company’s records.

3.	The Committee will be governed by the same rules regarding meetings, actions without meetings, notice, waiver of notice, and quorum and voting requirements that are applicable to the Board. The Committee is authorized to adopt its own rules of procedure not inconsistent with any provision of this Charter, the Bylaws of the Company, or the laws of the State of Delaware.

E.	Authority/Oversight by the Board of Directors

1.	The Committee derives its authority from the Bylaws of the Company. The Committee’s direct reporting relationship is to the Board.

2.	The Committee will report its activities to the full Board on a regular basis so that the Board is kept informed of its activities on a current basis. The Committee will perform all duties determined by the Board.

3.	The Committee is authorized to have full and unrestricted access to all personnel, records, operations, properties, and other information and resources of the Company as required to discharge its duties and responsibilities properly. The Committee has the authority to direct and supervise an investigation into any matter within the scope of its duties.

F.	Outside Advisors/Funding

1.	The Committee has the authority to engage independent counsel and other advisors as it deems necessary to carry out its duties. The Company shall provide for the appropriate funding, as determined by the Committee, for payment of (i) compensation to any such counsel and other advisors engaged by the Committee, (ii) compensation to the Auditor for the purpose of rendering or issuing an audit report or performing other audit, review, or attest services, and (iii) ordinary administrative expenses necessary or appropriate in carrying out its duties.

2.	Any communications between the Committee and legal counsel in the course of obtaining legal advice will be considered privileged communications of the Company, and the Committee will take all necessary steps to preserve the privileged nature of those communications.

G.	Independent Public Accountant (Auditor)

1.	The Auditor will report and be accountable directly to the Committee.

2.	The Committee will be directly responsible for the appointment, compensation, retention and oversight of the work of the Auditor. Before appointing the Auditor, the Committee will confirm that the Auditor has received or is subject to an external quality review by an independent public accountant (“peer review”) sufficient to meet NASD requirements. In addition, the Committee may propose that the engagement of the Auditor be submitted for shareholder approval or ratification in the proxy statement.

3.	Where appropriate, the Committee will replace the Auditor.

4.	The Committee will review with management the performance, appointment and/or termination of the Auditor.

5.	The Committee will attempt to resolve disagreements between management and the Auditor regarding financial reporting.

6.	The Committee will ensure that the Auditor provides a formal written statement to the Committee setting forth all relationships between the Auditor and the Company, consistent with the Independence Standards Board Standard No. 1.

7.	The Committee will (a) discuss with the Auditor any disclosed relationships or services that may impact the objectivity and independence of the Auditor and (b) take, or recommend that the full Board take, appropriate action to ensure the independence of the Auditor.

8.	The Committee will also review with management and the Auditor the annual audit scope and approach.

H.	Pre-Approval of Services

1.	The Committee will give prior approval of all audit services, audit-related services and permissible non-audit services, such as tax services, to be provided by the Auditor (or will subsequently approve non-audit services in those circumstances where a subsequent approval is necessary and permissible). In this regard, the Committee shall have the sole authority to approve the hiring of the Auditor and the terms of all engagements, including fees.

2.	The Committee may delegate to one or more of its members the authority to grant pre-approvals. In connection with such delegation, the Committee shall establish pre-approval policies and procedures, including the requirement that the decisions of any member to whom authority is delegated shall be presented to the full Committee at each of its scheduled meetings.

I.	Financial Statements and Control Processes

1.	The Committee will direct the Auditor to review or audit, as applicable, the Company’s interim and annual financial statements to be included in quarterly and annual reports filed with the SEC on Form 10-Q and Form 10-K, respectively, using professional standards and procedures for conducting such reviews and audits.

2.	The Committee will review and discuss with management and the Auditor the quarterly unaudited financial statements and the results of the Auditor’s review thereof and, following such review, the Committee will recommend to the Board whether the financial statements should be included in the Company’s report filed with the SEC on Form 10-Q. The Committee will also review the disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operation” (“MD&A) proposed for inclusion in the Company’s report to be filed with the SEC on Form 10-Q.

3.	The Committee will review and discuss with management and the Auditor the annual audited financial statements, the results of the Auditor’s audit thereof, and the MD&A disclosures proposed for inclusion in the Company’s report to be filed with the SEC. Following such review, the Committee will recommend to the Board whether the annual audited financial statements should be included in the Company’s report filed with the SEC on Form 10-K.

4.	The Committee will discuss with the Auditor the matters required to be discussed by Statement on Auditing Standards No. 61, as it may be revised or supplemented from time to time, including the selection and changes in significant accounting policies, critical accounting policies and areas requiring significant estimation and management judgment, significant audit adjustments, and material weaknesses in internal controls.

5.	The Committee will discuss with management and the Auditor the Company’s earnings releases.

6.	The Committee will consider written reports and oral communications by the Auditor relating to (i) critical accounting policies and practices, (ii) alternative treatments within generally accepted accounting principles for policies and practices related to material items that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the Auditor, and (iii) other material written communications between the Auditor and management, such as any management letter or schedule of unadjusted differences.

7.	The Committee will periodically review with management and the Auditor their assessments of the adequacy of the Company’s internal controls and disclosure controls, and the resolution of identified material weaknesses and reportable conditions in such controls.

8.	The Committee will review disclosures made to the Committee by the Company’s Chief Executive Officer and Chief Financial Officer during their certification processes for the Form 10-K and Form 10-Q about any significant deficiencies in the design or operation of internal controls or material weaknesses therein and any fraud involving management or other employees who have a significant role in the Company’s internal controls.

J.	Private Discussions

The Committee will meet privately with the Auditor at least annually.

K.	Post-Audit Review

1.	The Committee will review with management and the Auditor the results of each independent audit, including any qualifications of the Auditor’s opinion, any related management letter, any significant suggestions for improvements made by the Auditor, and management’s responses to recommendations made by the Auditor in connection with the audit.

2.	The Committee will review with management and the Auditor the annual Management Letter comments and management’s responses to each.

3.	The Committee will review with the Auditor any audit problems or difficulties and management’s response, including restrictions on the scope of the Auditor’s activities or access to information and any accounting adjustments that were noted or proposed by the Auditor but were not made.

L.	Legal Matters

The Committee will periodically review with the Company’s in-house legal counsel any legal matters that could have a significant impact on the Company’s financial statements, the Company’s compliance with applicable laws and regulations, and any inquiries or communications received from regulatory or governmental agencies. The Committee will make inquiries of the Company’s outside legal counsel as the situation warrants

M.	Related Party Transactions

1.	The Committee will conduct an appropriate review for potential conflict of interest situations of all proposed related party transactions for which audit committee approval is required by applicable law or the rules of the NASD.

N.	Business Conduct

1.	The Committee will review periodically management’s oversight of the Company’s policies and procedures regarding compliance with law and with significant corporate policies, including the Company’s Code of Conduct, and make recommendations to the Board concerning these matters.

2.	The Committee will perform such functions as may be assigned to it from time to time by the Board through its adoption and revision of the Company’s Code of Conduct, which is a written code of ethics applicable to the Company’s senior financial officers and other employees as required by SEC and NASD rules

O.	Complaints

1.	The Committee will establish procedures for the receipt, retention, and treatment of complaints regarding accounting, internal controls or auditing matters, and for the confidential, anonymous submission by the Company’s employees of concerns regarding questionable accounting or auditing matters.

P.	Qualified Legal Compliance Committee

1.	The Committee will receive, review, and take appropriate action with respect to any report made or referred to it by an attorney of evidence of a material violation of federal or state securities law or a material breach of a fiduciary duty under federal or state law or a similar material violation of state or federal law by the Company or any of its officers, directors, employees, or agents.

2.	Upon receipt of such a report, the Committee shall have the duty and responsibility:

(a)	to inform the Company’s chief legal officer and chief executive officer of such report, unless such notification would be futile;

(b)	to determine whether an investigation is necessary regarding such report and, if it determines an investigation is necessary or appropriate, to notify the Board; initiate an investigation, which may be conducted either by the chief legal officer or by outside attorneys; and retain such additional expert personnel as the Committee deems necessary; and

(c)	at the conclusion of any such investigation, to recommend that the Company implement an appropriate response to evidence of a material violation, and inform the chief legal officer and the chief executive officer and the Board of the results of any such investigation and the appropriate remedial measures to be adopted.

(d)	The Committee shall have the authority and responsibility to take all other appropriate action, including the authority to notify the SEC in the event that the Company fails in any material respect to implement an appropriate response that the QLCC has recommended.

Q.	Other Responsibilities

1.	The Committee will periodically review the status of significant tax matters affecting the Company and the Company’s risk management, cash management, foreign exchange management, and investment management policies. To the extent not inconsistent with SEC or NASD rules, these reviews may from time to time be undertaken by the Board, provided that a majority of the members of the Committee are present.

2.	The Committee will prepare a report to the Company’s stockholders for inclusion in the Company’s annual proxy statement as required by the rules and regulations of the SEC, as they may be amended from time to time.

3.	The Committee will perform any other activities required by applicable law, rules or regulations, including the rules of the SEC and any stock exchange or market on which the Company’s securities may be listed from time to time, and perform such other activities that are consistent with this Charter, the Company’s Bylaws and governing laws, as the Committee or the Board deems necessary or appropriate.

Rev February 2005

APPENDIX C

SEMTECH CORPORATION

NOMINATING COMMITTEE CHARTER

A.	As permitted by the Bylaws of Semtech Corporation (the Company”), the Board of Directors (“Board”) of the Company has established a standing Nominating Committee (“Committee”) whose authority and responsibilities are described by this Charter.

1.	The purpose of the Committee is to assist the Board by:

•	identifying and evaluating individuals qualified to become members of the Board, and

•	selecting, or recommending that the Board select, the director nominees.

2.	The Board shall annually appoint the Committee’s Chair and members. The Committee will be composed of no less than three Directors, each of whom satisfies the definition of “independent” under the listing standards of The Nasdaq Stock Market (Nasdaq).

3.	The Committee shall have the authority to delegate any of its responsibilities to subcommittees as the Committee may deem appropriate.

4.	The Committee shall meet as often as its members deem necessary to perform the Committee’s responsibilities. .

5.	The Committee will be governed by the same rules regarding meetings, actions without meetings, notice, waiver of notice, and quorum and voting requirements that are applicable to the Board. The Committee is authorized to adopt its own rules of procedure not inconsistent with any provision of this Charter, the Bylaws of the Corporation, or the laws of the State of Delaware.

6.	The Committee will have the authority, to the extent it deems necessary or appropriate, to retain a search firm to assist in identifying director candidates. The Committee shall have sole authority to retain and terminate any such search firm, including sole authority to approve the firm’s fees and other retention terms. The Committee shall also have authority, to the extent it deems necessary or appropriate, to retain other advisors. The Company will provide for appropriate funding, as determined by the Committee, for payment of compensation to any search firm or other advisors employed by the Committee.

7.	The Committee will make reports to the Board and will propose any necessary action to the Board.

8.	The Committee will recommend to the Board director nominations to be presented for shareholder approval at the annual meeting and to fill any vacancies. Nominee recommendations made by the Committee are subject to selection by and approval of the Board.

B.	The Committee will observe the following procedures in identifying and evaluating candidates for the Board:

1.	The Committee shall consider that continuing service of qualified incumbents promotes stability and continuity, contributing to the Board’s ability to work as a collective body, while giving the Company the benefit of the familiarity and insight into the Company’s affairs that its directors have accumulated during their tenure. Accordingly, the process of the Committee for identifying nominees shall reflect the Company’s practice of re-nominating incumbent directors who (a) continue to satisfy the criteria for membership on the Board, (b) the Committee believes to continue to make worthwhile contributions to the Board and (c) consent to continue to serve on the Board.

2.	The Committee will evaluate the qualifications and performance of the incumbent directors that desire to continue their service by:

•	considering if the director continues to satisfy the minimum qualifications for director candidates;

•	assessing the performance of the director during the preceding term; and

•	determining whether there exist any special, countervailing considerations against re-nomination of the director.

3.	If the Committee determines that an incumbent director consenting to re-nomination continues to be qualified and has satisfactorily performed his or her duties as director during the preceding term and the Committee finds no reason, including considerations relating to the composition and functional needs of the Board as a whole, why the incumbent should not be re-nominated, then the Committee will propose the incumbent director for re-election.

4.	The Committee will identify and evaluate new candidates for election to the Board where there is no qualified and available incumbent, including for the purpose of filling vacancies arising by reason of the resignation, retirement, removal, death or disability of an incumbent director or a decision of the directors to expand the size of the Board.

5.	The Committee will solicit recommendations for nominees from persons that the Committee believes are likely to be familiar with qualified candidates. These persons may include members of the Board, including members of the Committee, and management of the Company. The Committee may also engage a professional search firm to assist in identifying qualified candidates.

6.	As to each recommended candidate that the Committee believes merits consideration, the Committee will:

•	assemble information on the background and qualifications of the candidate, including information concerning the candidate required to be disclosed in the Company’s proxy statement under the rules of the SEC and any relationship between the candidate and the person or persons recommending the candidate;

•	determine if the candidate satisfies the minimum qualifications;

•	determine if the candidate possesses any of the specific qualities or skills that must be possessed by one or more members of the Board by law or listing regulation;

•	consider the contribution that the candidate can be expected to make to the overall functioning of the Board; and

•	consider the extent to which the membership of the candidate on the Board will promote diversity among the directors.

7.	It is appropriate for the Committee, in its discretion, to solicit the views of the Chief Executive Officer, other members of the Company’s senior management, and other members of the Board regarding the qualifications and suitability of candidates.

8.	In its discretion, the Committee may designate one or more of its members (or the entire Committee) to interview any proposed candidate.

9.	Based on all available information and relevant considerations, the Committee will select a candidate who in its view is most suited for membership on the Board.

10.	In making its selection, the Committee will evaluate candidates proposed by shareholders under criteria similar to the evaluation of other candidates, except that the Committee may consider, as one of the factors in its evaluation of shareholder recommended nominees, the size and duration of the interest of the recommending shareholder or shareholder group in the equity of the Company and whether the recommending shareholder intends to continue holding that interest at least through the time of the annual meeting.

11.	The Committee shall maintain appropriate records regarding its process of identifying and evaluating candidates for election to the Board.

C.	The Committee will use the following criteria in identifying and evaluating candidates for the Board, as the Board believes that its members must posses certain basic personal and professional qualities in order to properly discharge their fiduciary duties to shareholders, provide effective oversight of the management of the Company, and monitor the Company’s adherence to principles of sound corporate governance:

All persons nominated to serve as a director of the Company should possess the minimum qualifications described below. These are only threshold criteria, and the Committee should also consider the contributions that a candidate can be expected to make to the collective functioning of the Board based upon the totality of the candidate’s credentials, experience and expertise, the composition of the Board at the time, and other relevant circumstances.

1.	Integrity. All candidates must be individuals of personal integrity and ethical character.

2.	Absence of Conflicts of Interest. Candidates should not have any interests that would materially impair his or her ability to (i) exercise independent judgment, or (ii) otherwise discharge the fiduciary duties owed as a director to the Company and its shareholders.

3.	Fair and Equal Representation. Candidates must be able to represent fairly and equally all shareholders of the Company without favoring or advancing any particular shareholder or other constituency of the Company.

4.	Achievement. Candidates must have demonstrated achievement in one or more fields of business, professional, governmental, communal, scientific or educational endeavor.

5.	Oversight. Candidates are expected to have sound judgment, borne of management or policy-making experience (which may be as an advisor or consultant), that demonstrates an ability to function effectively in an oversight role.

6.

Business Understanding. Candidates must have a general appreciation regarding major issues facing public companies of a size and operational scope similar to the Company, including regulatory obligations and governance concerns of a public issuer; strategic business planning; competition in a global economy; and basic concepts of corporate finance.

7.	Available Time. Candidates must be prepared to devote adequate time to the Board and its committees. It is expected that each candidate will be available to attend all meetings of the Board and any committees on which the candidate will serve, as well as the Company’s annual meeting of shareholders. In this regard, the following limitations are imposed on the Company’s directors:

•	Directors who are executive officers of the Company may serve on the boards of no more than two other public or private companies with the approval of the Board

•	Directors who are chief executive officers or senior executives of public corporations or large non-profit entities may serve on the Boards of no more than three other public companies

•	All other Directors may serve on the boards of no more than four other public companies

8.	Limited Exceptions. Under exceptional and limited circumstances, the Committee may approve the candidacy of a nominee who does not satisfy all of these requirements if it believes the service of such nominee is in the best interests of the Company and its shareholders.

9.	Additional Qualifications. In approving candidates for election as director, the Committee will also assure that:

•	at least a majority of the directors serving at any time on the Board are independent, as defined by the relevant Securities and Exchange Commission (“SEC”) and National Association of Securities Dealers (“NASD”) rules;

•	at least three of the directors satisfy the financial literacy requirements required for service on the audit committee under NASD rules;

•	at least one of the directors qualifies as an audit committee financial expert under SEC rules;

•	at least some of the independent directors have experience as senior executives of a public or substantial private company; and

•	at least some of the independent directors have general familiarity with an industry or industries in which the Company conducts a substantial portion of its business or in related industries.

10.	Diversity. The Committee will seek to promote an appropriate diversity on the Board of professional background, experience, expertise, perspective, age, gender, and ethnicity.

D.	The Committee will fully and fairly consider, in the same manner in which it considers any other candidate for Board membership, any candidate submitted by a shareholder that adheres to the following procedure, provided however, that in evaluating shareholder-recommended nominees the Committee may consider the size and duration of the recommending shareholder’s equity interest in the Company and whether the recommending shareholder intends to continue holding that interest at least through the time of the annual meeting:

1.	Manner and Address for Submission. All shareholder nominating recommendations must be in writing, addressed to the Company in care of the Secretary at the Company’s headquarters. Submissions must be made by certified mail or commercial courier service (Federal Express, for example). Hand delivered or emailed submissions will not be considered.

2.	Information Concerning the Recommending Shareholders. A nominating recommendation must be accompanied by the following information concerning each recommending shareholder:

•	The name and address, including telephone number, of the recommending shareholder;

•	The number of the Company’s shares owned by the recommending shareholder and the time period for which such shares have been held;

•	If the recommending shareholder is not a shareholder of record, a statement from the record holder of the shares verifying the holdings of the shareholder and a statement from the recommending shareholder of the length of time that the shares have been held; and

•	A statement from the shareholder as to whether the shareholder has a good faith intention to continue to hold the reported shares through the date of the Company’s next annual meeting of shareholders.

3.	Information Concerning the Proposed Nominee. A nominating recommendation must be accompanied by the following information concerning the proposed nominee:

•

the information required by Item 401 of SEC Regulation S-K (generally providing for disclosure of the name, address, any arrangements or understanding regarding nomination and five year business experience of the proposed nominee, as well as information regarding certain types of legal proceedings within the past five years involving the nominee);

•	the information required by Item 403 of SEC Regulation S-K (generally providing for disclosure regarding the proposed nominee’s ownership of securities of the Company); and

•	the information required by Item 404 of SEC Regulation S-K (generally providing for disclosure of transactions between the Company and the proposed nominee valued in excess of $60,000 and certain other types of business relationships with the Company).

4.	Relationships Between the Proposed Nominee and the Recommending Shareholder. The nominating recommendation must describe all relationships between the proposed nominee and the recommending shareholder and any agreements or understandings between the recommending shareholder and the nominee regarding the nomination.

5.	Other Relationships of the Proposed Nominee. The nominating recommendation shall describe all relationships between the proposed nominee and any of the Company’s competitors, customers, suppliers, or other persons with special interests regarding the Company.

6.	Qualifications of the Proposed Nominee. The recommending shareholder must furnish a statement supporting its view that the proposed nominee possesses the minimum qualifications prescribed by the Company for nominees, and briefly describing the contributions that the nominee would be expected to make to the board and to the governance of the Company.

7.	Ability to Represent All Shareholders. The recommending shareholder must state whether, in the view of the shareholder, the nominee, if elected, would represent all shareholders and not serve for the purpose of advancing or favoring any particular shareholder or other constituency of the Company.

8.	Consent to be interviewed and, if nominated and elected, to serve. The nominating recommendation must be accompanied by the consent of the proposed nominee to be interviewed by the Committee, if the Committee chooses to do so in its discretion (and the recommending shareholder must furnish the proposed nominee’s contact information for this purpose), and, if nominated and elected, to serve as a director of the Company.

9.	Timing for Submissions Regarding Nominees for Election at Annual Meetings. A shareholder (or group of shareholders) wishing to submit a nominating recommendation for an annual meeting of shareholders must ensure that it is received by the Company, as provided above, not later than 120 calendar days prior to the first anniversary of the date of the proxy statement for the prior annual meeting of shareholders. In the event that the date of the annual meeting of shareholders for the current year is more than 30 days following the first anniversary date of the annual meeting of shareholders for the prior year, the submission of a recommendation will be considered timely if it is submitted a reasonable time in advance of the mailing of the Company’s proxy statement for the annual meeting of shareholders for the current year.

10.	Shareholder Groups. If a recommendation is submitted by a group of two or more shareholders, the information regarding recommending shareholders must be submitted with respect to each shareholder in the group.

August 2004

Rev Feb 2005

SEMTECH CORPORATION

This Proxy is Solicited on Behalf of the Board of Directors

The undersigned stockholder of Semtech Corporation hereby appoints Jason L. Carlson and David G. Franz, Jr., and each of them, as attorneys and proxies for the undersigned, each with full power to act without the other and with the power of substitution to represent the undersigned at the Annual Meeting of Stockholders of Semtech Corporation to be held on June 16, 2005 at 1:00 p.m., Los Angeles time, and at any adjournment or postponement thereof, and to vote all of the shares of Common Stock of Semtech Corporation which the undersigned is entitled to vote in accordance with the instructions below and on the reverse hereof.

This Proxy, when properly executed, will be voted as directed, or if no direction is indicated, it will be voted FOR proposals 1 and 2.

(Continued and to be Signed on the reverse side)

Address Change/Comments (Mark the corresponding box on the reverse side)

FOLD AND DETACH HERE

The Board of Directors unanimously recommends a vote “FOR” Proposals 1 and 2:

Please Mark Here for Address Change or Comments

SEE REVERSE SIDE

(1). ELECTION OF DIRECTORS.

01 Glen M. Antle

02 James P. Burra

03 Jason L. Carlson

04 Rockell N. Hankin

05 James T. Lindstrom

06 John L. Piotrowski

07 John D. Poe

08 James T. Schraith

Instruction: To withhold authority to vote for any individual nominee strike a line through the nominee’s name in the list above.

FOR all nominees listed (except as marked to the contrary)

WITHHOLD AUTHORITY

TO VOTE FOR THE NOMINEES STRUCK

THROUGH

(2). PROPOSAL TO RATIFY THE SELECTION OF ERNST & YOUNG LLP as the Company’s independent registered public accountant for the current fiscal year

With discretionary authority to vote such shares with respect to the transaction of such other business as may properly come before the meeting.

The undersigned hereby revokes any other proxy to vote at such Annual Meeting of Stockholders and hereby ratifies and confirms all that said proxies, and each of them, may lawfully do by virtue hereof. The undersigned also acknowledges receipt of the Notice of Annual Meeting of Stockholders to be held June 16, 2005 and the Proxy Statement furnished herewith.

FOR AGAINST ABSTAIN

Stockholder’s Signature: Date: Note: Please sign name exactly as imprinted above. When signing as attorney, administrator, executor, trustee or guardian, please give full title as such; if a corporation, sign in full corporate name by an authorized officer; and, if a partnership, sign in partnership name by authorized person. If more than one name appears hereon, all persons named should sign. PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY IN THE ENCLOSED ENVELOPE.

FOLD AND DETACH HERE